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                                                                      Exhibit 12

                       EQUITY RESIDENTIAL PROPERTIES TRUST
                             CONSOLIDATED HISTORICAL
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES


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
                                                                                            HISTORICAL
                                                                   ----------------------------------------------------------
                                                                     12/31/01    12/31/00    12/31/99    12/31/98    12/31/97
                                                                   ----------------------------------------------------------
                                                                                       (Amounts in thousands)

Income before allocation to Minority Interests, income
  from investments in unconsolidated entities, net gain
  on sales of real estate, extraordinary items and cumulative
  effect of change in accounting principle                         $  356,424  $  395,937  $  326,483  $  251,927  $  176,014

   Interest and other financing costs                                 355,250     366,622     330,548     246,585     121,324
   Amortization of deferred financing costs                             5,841       5,473       4,084       2,757       2,523
   Income from investments in unconsolidated entities                   3,772       2,309       3,850       3,105           -
                                                                   ----------  ----------  ----------  ----------  ----------

EARNINGS BEFORE COMBINED FIXED CHARGES
   AND PREFERRED DISTRIBUTIONS                                        721,287     770,341     664,965     504,374     299,861

   Preferred distributions                                            106,119     111,941     113,196      92,917      59,012
                                                                   ----------  ----------  ----------  ----------  ----------

EARNINGS BEFORE COMBINED FIXED CHARGES                             $  615,168  $  658,400  $  551,769  $  411,457  $  240,849
                                                                   ==========  ==========  ==========  ==========  ==========

 Interest and other financing costs                                $  355,250  $  366,622  $  330,548  $  246,585  $  121,324
 Amortization of deferred financing costs                               5,841       5,473       4,084       2,757       2,523
 Interest capitalized for real estate under construction               28,174      17,650       8,134       1,620           -
                                                                   ----------  ----------  ----------  ----------  ----------

TOTAL COMBINED FIXED CHARGES                                          389,265     389,745     342,766     250,962     123,847

   Preferred distributions                                            106,119     111,941     113,196      92,917      59,012
                                                                   ----------  ----------  ----------  ----------  ----------
TOTAL COMBINED FIXED CHARGES
   AND PREFERRED DISTRIBUTIONS                                     $  495,384  $  501,686  $  455,962  $  343,879  $  182,859
                                                                   ==========  ==========  ==========  ==========  ==========

RATIO OF EARNINGS BEFORE COMBINED FIXED CHARGES
    TO TOTAL COMBINED FIXED CHARGES                                      1.58        1.69        1.61        1.64        1.94
                                                                   ==========  ==========  ==========  ==========  ==========

RATIO OF EARNINGS BEFORE COMBINED FIXED CHARGES
    AND PREFERRED DISTRIBUTIONS TO TOTAL COMBINED
    FIXED CHARGES AND PREFERRED DISTRIBUTIONS                            1.46        1.54        1.46        1.47        1.64
                                                                   ==========  ==========  ==========  ==========  ==========
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